Exhibit 99.1
Press Release
For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030
CVB Financial Corp. Reports Second Quarter 2009 Financial Results
•	Quarterly Net Income of $15.9 million

•	Diluted Earnings per Common Share $0.17

•	Deposits and customer repos grew $795.4 million over June 30, 2008

•	Allowance for credit losses 2.07% of total loans & leases

•	Non-performing assets plus OREO declined by $1.4 million or 2.5% from March 31, 2009
Ontario, CA, July 15, 2009-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced results for the second quarter of 2009. The Company reported increased earnings for the second quarter of 2009 compared to the first quarter of 2009. Net income of $15.9 million, increased by $2.7 million, or 20.45%, compared to net income of $13.2 million for the first quarter of 2009. Diluted earnings per common share of $0.17 for the second quarter of 2009, increased by $0.04 or 30.77%, from diluted earnings per common share of $0.13 for the first quarter of 2009.
“We are very pleased with our results for the second quarter of 2009,” said Chris Myers, President & CEO. “Our net income increased 20.45% sequentially, our deposit growth and customer repos increased $795.4 million year-over year, and our overall credit quality remained solid. Given the difficulties U.S. banks continue to face, we remain confident that we are well-positioned to continue our strong operating performance during these tough economic times.”
Net income of $15.9 million represents a decrease of $1.3 million, or 7.53%, when compared with net earnings of $17.2 million for the second quarter of 2008. Diluted earnings per common share were $0.17 for the second quarter of 2009. This was down $0.04, or 18.91%, from diluted earnings per common share of $0.21 for the same period last year. Of the $0.04 decrease, $0.02 is due to the dividends and amortization of the discount on our preferred stock.

Net income for the second quarter of 2009 produced a return on beginning common equity of 12.61%, a return on average common equity of 12.36% and a return on average assets of 0.99%. Return on beginning equity was 10.16% and return on average equity was 9.99%. The efficiency ratio for the second quarter was 61.29%; excluding the provision for credit losses, the gain on sale of securities and the one-time FDIC special assessment, the efficiency ratio was 49.0%. Operating expenses as a percentage of average assets were 2.05%. Our expenses were impacted by a $3.0 million accrual for the FDIC’s special assessment. This assessment was levied on all banking institutions.
Net income for the six months ending June 30, 2009 was $29.0 million. This represents a decrease of $4.3 million, or 12.92%, when compared with net income of $33.3 million for the same period of 2008. Diluted earnings per share for the six months ending June 30, 2009 were $0.30, a decrease of $0.10, or 24.66%, from diluted earnings per share of $0.40 for the same period last year. Of the $0.10 decrease, $0.05 is due to the dividends and amortization of the discount on our preferred stock. The net income for the six months of 2009 includes a provision of $42.0 million for credit losses and a $21.5 million gain on sale of investment securities, as compared to the provision for credit losses of $4.7 million and no gain on sale of securities for the first six months of 2008. Excluding the provision for credit losses, gain on sale of investment securities and the one-time FDIC special assessment, net income would have been $42.6 million.
Net income for the six months ending June 30, 2009 produced a return on beginning common equity of 11.86%, a return on average common equity of 11.51% and a return on average assets of 0.90%. Return on beginning equity was 9.52% and return on average equity was 9.29%. The efficiency ratio for the six-month period was 62.23%; excluding the provision for credit losses, the gain on sale of securities, and the one-time FDIC special assessment, the efficiency ratio was 49.54%. Operating expenses as a percentage of average assets was 1.99%.
The Company made provisions for credit losses totaling $20.0 million during the second quarter ending June 30, 2009. For the six months ending June 30, 2009, provisions for credit losses totaled $42.0 million. This compares with provisions of $3.0 million for the second quarter of 2008 and $4.7 million for the six months ending June 30, 2008. The Company’s non-performing assets increased from $13.5 million as of June 30, 2008 to $55.3 million as of June 30, 2009. This represents 0.21% of total assets as of June 30, 2008 and 0.86% of total assets as of June 30, 2009.
Net Interest Income and Net Interest Margin
Net interest income, before provision for credit losses, totaled $54.1 million for the second quarter of 2009. This represents an increase of $5.6 million, or 11.58%, over net interest income of $48.5 million for the same period in 2008. The increase resulted from a $12.8 million decrease in interest expense which overshadowed a $7.2 million decrease in interest income. The decrease in interest income was primarily due to the decrease in both interest rates and average earning assets. The decrease in interest expense was due to the decrease in the interest rates paid on deposits and borrowed funds, coupled with a decrease in average borrowed funds, which was partially offset by the increase in average interest-bearing deposits.
Net interest margin (tax equivalent) increased from 3.43% for the second quarter of 2008 to 3.76% for the second quarter of 2009. Total average earning asset yields decreased from 5.69% for the second quarter of 2008 to 5.17% for the second quarter of 2009. The cost of funds decreased from 2.95% for the second quarter of 2008 to 1.98% for the second quarter of 2009. The increase in net interest margin is due to the cost of interest-bearing liabilities decreasing faster than the decrease in yields on earning assets.
Net interest income, before the provision for credit losses, totaled $109.4 million for the six months ending June 30, 2009. This was the highest net interest income in the history of the Company. This represents an increase of $16.8 million, or 18.11%, compared to the same period in 2008. The increase resulted from a $28.2 million decrease in interest expense which overshadowed an $11.5 million decrease in interest income.
The net interest margin (tax equivalent) increased from 3.34% for the first six months of 2008 to 3.75% for the first six months of 2009. Total average earning asset yields decreased from 5.80% for the first six months of 2008 to 5.22% for the first six months of 2009. Total cost of funds decreased from 3.20% for the first six months of 2008 to 2.03% for the first six months of 2009.
Assets
The Company reported total assets of $6.41 billion at June 30, 2009. This represented a decrease of $38.9 million, or 0.60%, from total assets of $6.45 billion at June 30, 2008. Earning assets totaling $5.91 billion declined $155.7 million, or 2.57%, when compared with earning assets of $6.07 billion at June 30, 2008. The decrease is due to the decrease in total investments of $216.8 million, offset by an increase in loans, net of allowance for loan losses, of $61.1 million. Loans and leases totaled $3.61 billion at June 30, 2009. This represents an increase of $98.5 million, or 2.80%, when compared with loans and leases of $3.52 billion at June 30, 2008.
Total assets of $6.41 billion at June 30, 2009 decreased $234.8 million, or 3.53% from total assets of $6.65 billion at December 31, 2008. This was primarily due to the decrease in investment securities of $222.6 million. Total earning assets of $5.91 billion decreased $364.0 million, or 5.80%, from total earning assets of $6.28 billion at December 31, 2008. Loans and leases totaling $3.61 billion at June 30, 2009 decreased $122.1 million, or 3.27% from loans and leases of $3.74 billion at December 31, 2008.
Investment Securities
Investment securities totaled $2.28 billion at June 30, 2009. This represents a decrease of $220.3 million, or 8.82%, when compared with $2.50 billion in investment securities at June 30, 2008. It also represents a decrease of $222.6 million, or 8.91%, when compared with $2.50 billion in investment securities at December 31, 2008. During the first six months of 2009, we sold certain securities with relatively short maturities and recognized a gain on sale of securities of $21.5 million.

Our investment portfolio continues to perform well. We have no preferred stock and no trust preferred securities. Virtually all of our mortgage-backed securities are issued by Freddie Mac or Fannie Mae, which have the guarantee of the U.S. Government. Those that are private label mortgage-backed issues, approximately $40 million, are also performing well. Ninety-six percent of our $649.9 million municipal bond portfolio contains securities which have an underlying rating of investment grade. Of the $657.5 million in municipal bond securities, $41.4 million, or 6.3%, are located within the state of California. All municipal bond securities are fully performing.
Deposits
Total deposits and customer repos were $4.41 billion at June 30, 2009. This represents an increase of $795.4 million, or 22.01%, when compared with total deposits and customer repos of $3.61 billion at June 30, 2008. Total deposits and customer repos of $4.41 billion at June 30, 2009 increased by $543.4 million, or 14.06%, when compared to total deposits and customer repos of $3.87 billion at December 31, 2008. “Last year we implemented our deposit gathering initiatives through the creation of our Specialty Banking Group and our Commercial Banking Centers,” said Chris Myers. “The growth in deposits and customer repos is a reflection of the success of those initiatives.”
Borrowings
Borrowings decreased by $779.0 million, or 39.09%, from December 31, 2008. As a result of the increase in deposits and customer repurchases of $543.4 million and the net decrease of $222.6 million in securities, it was possible for us to reduce our reliance on borrowed funds. The replacement of high cost borrowings with low cost deposits helped to improve our margin during the first six months of 2009. “One of our goals has been to decrease our reliance on borrowed funds; we have made significant progress” commented Mr. Myers.
Asset Quality
During the second quarter of 2009 non-accrual loans increased $3.2 million from the first quarter, now totaling $51.3 million. Net charge-offs were $11.0 million in the second quarter of 2009 compared to $10.2 million in the first quarter of 2009. OREO decreased to $4.0 million at June 30, 2009, from $8.7 million at March 31, 2009. This represents a decrease of $4.7 million due to the sale of $6.1 million in OREO properties, offset by the addition of $1.4 million in new OREO properties.
The overall credit quality of the loan portfolio is sound. Our allowance for credit losses increased from $37.3 million as of June 30, 2008 and $54.0 million as of December 31, 2008 to $74.8 million as of June 30, 2009. The increase was primarily due to provisions for credit losses of $17.9 million during the fourth quarter of 2008 and a provision for credit losses of $42.0 million during the first six months of 2009. During the first six months of 2009, we had loan charge-offs totaling $21.9 million and recoveries on previously charged-off loans of $645,000. This resulted in net charge-offs of $21.2 million. By comparison, during the first six months of 2008, the Company had net charge-offs of $439,000 and a $4.7 million contribution to the provision for credit losses.

The allowance for credit losses was 2.07% and 1.06% of total loans and leases outstanding as of June 30, 2009 and 2008, respectively. “We continue to make greater provisions for credit losses in order to build our reserves. One of our key internal measurements is the ratio of our loan loss allowance to our non-performing loans. We are pleased to report that this ratio improved from 137% at March 31, 2009 to 146% at June 30, 2009. In looking forward, our goal is to be proactive and fiscally prepared for any further deterioration in economic conditions,” said Chris Myers.
We had $51.3 million in non-performing loans at June 30, 2009 or 1.42% of total loans. This compares to $48.0 million in non-performing loans at March 31, 2009, $17.7 million at December 31, 2008 and $12.3 million at June 30, 2008. Non-performing loans consist of $17.4 million in residential construction and land loans, $21.3 million in commercial construction loans, $4.6 million in single-family mortgage loans, $7.0 million in commercial real estate loans, $0.9 million in other commercial loans and $0.1 million in consumer loans. As a follow-up to our 1st quarter earnings release, the Bank continues to have only one borrowing relationship with over $50 million in total loan commitments. The subject relationship consists of eight loans aggregating $85.2 million. We have not advanced any new monies to this borrower since August 2008. All of these loans are backed by the principal owner, paid current and performing as agreed.
A misconception is that all of our loans are in the Inland Empire, one of the hardest hit areas of the United States during this recession. However, of our total loan portfolio, approximately 22% is based in the Inland Empire and 33% is based in L.A. County. Please see attached schedules for a geographic breakdown of our loan portfolio.
At June 30, 2009, we had loans delinquent 30 to 89 days of $7.3 million. This compares to delinquent loans of $13.9 million as of March 31, 2009, $5.2 million as of December, 31, 2008, and $1.0 million as of June 30, 2008. As a percentage of total loans, delinquencies, excluding non-accruals, were 0.20% at June 30, 2009, 0.38% at March 31, 2009, 0.14% at December 31, 2008 and 0.03% at June 30, 2008.
Our construction loan portfolio totaled $303.6 million as of June 30, 2009 down from $351.5 million as of December 31, 2008. This represents 8.4% of our total loans outstanding at June 30, 2009. Of the $303.6 million, $83.6 million is for residential construction and residential land loans. This represents 28% of the construction loans outstanding or 2.3% of our total loan portfolio. Of note, 33% of our total construction loan portfolio is based in the Inland Empire.
CitizensTrust
CitizensTrust has approximately $1.6 billion in assets under administration, including $750.4 million in assets under management, as of June 30, 2009. This compares with $2.1 billion in assets under administration, including $807.4 million in assets under management at June 30, 2008. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning. Income from CitizensTrust was $1.6 million in the current quarter, down $371,000 from $2.0 million for the second quarter of 2008.

Corporate Overview
CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California. It serves 39 cities with 42 business financial centers and 5 commercial banking centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California.
Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.
Safe Harbor
Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic conditions and events and the impact they may have on us and our customers; ability to attract deposits and other sources of liquidity; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; a prolonged slowdown in construction activity; changes in the financial performance and/or condition of our borrowers; changes in the level of non-performing assets and charge-offs; ability to repurchase our securities issued to the U.S. Treasury pursuant to its Capital Purchase Program; the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, executive compensation and insurance) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; inflation, interest rate, securities market and monetary fluctuations; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic flu; the timely development and acceptance of new banking products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowing and savings habits; technological changes; the ability to increase market share and control expenses; changes in the competitive environment among financial and bank holding companies and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, management, compensation and benefit plans; the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2008, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.
###

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(unaudited)
dollars in thousands

	June 30,		December 31,
	2009	2008	2008
Assets:
Cash and due from banks	$221,242	$110,966	$95,297

Investment Securities available-for-sale	2,271,393	2,490,677	2,493,476
Investment Securities held-to-maturity	6,347	7,380	6,867
Federal funds sold and Interest-bearing balances due from depository institutions	1,785	475	285
Investment in stock of Federal Home Loan Bank (FHLB)	93,240	90,987	93,240

Loans and lease finance receivables	3,614,756	3,516,243	3,736,838
Less allowance for credit losses	(74,755)	(37,310)	(53,960)

Net loans and lease finance receivables	3,540,001	3,478,933	3,682,878

Total earning assets	5,912,766	6,068,452	6,276,746
Premises and equipment, net	42,838	45,206	44,420
Intangibles	9,497	12,815	11,020
Goodwill	55,097	55,097	55,097
Cash value of life insurance	108,045	105,644	106,366
Other assets	65,412	55,666	60,705

TOTAL	$6,414,897	$6,453,846	$6,649,651

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Demand Deposits (noninterest-bearing)	$1,420,535	$1,281,838	$1,334,248
Investment Checking	410,107	346,916	324,907
Savings/MMDA	923,658	861,337	818,872
Time Deposits	1,228,920	723,542	1,030,129

Total Deposits	3,983,220	3,213,633	3,508,156

Demand Note to U.S. Treasury	8,995	77	5,373
Customer Repurchase Agreements	426,111	400,306	357,813
Repurchase Agreements	250,000	250,000	250,000
Borrowings	955,000	1,994,850	1,737,660
Junior Subordinated Debentures	115,055	115,055	115,055
Other liabilities	53,140	45,731	60,702

Total Liabilities	5,791,521	6,019,652	6,034,759
Stockholders’ equity:
Stockholders’ equity	598,902	439,912	586,161
Accumulated other comprehensive income (loss), net of tax	24,474	(5,718)	28,731

	623,376	434,194	614,892

TOTAL	$6,414,897	$6,453,846	$6,649,651

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(unaudited)
dollars in thousands

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Assets:
Cash and due from banks	$101,092	$100,568	$98,232	$104,223
Investment securities available-for-sale	2,299,700	2,550,131	2,397,601	2,468,525
Investment securities held-to-maturity	6,432	7,463	6,561	6,790
Federal funds sold and Interest-bearing balances due from depository institutions	61,283	1,959	30,953	1,627
Investment in stock of Federal Home Loan Bank (FHLB)	93,240	89,043	93,240	86,881

Loans and lease finance receivables	3,654,189	3,438,189	3,667,152	3,410,981
Less allowance for credit losses	(75,390)	(35,635)	(67,898)	(34,770)

Net loans and lease finance receivables	3,578,799	3,402,554	3,599,254	3,376,211

Total earning assets	6,039,454	6,051,150	6,127,609	5,940,034
Premises and equipment, net	43,778	46,176	44,158	46,475
Intangibles	9,782	13,163	10,149	13,612
Goodwill	55,097	55,097	55,097	55,114
Cash value of life insurance	107,612	104,918	107,163	104,353
Other assets	84,947	75,019	82,604	72,491

TOTAL	$6,441,762	$6,446,091	$6,525,012	$6,336,302

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,375,054	$1,248,113	$1,358,732	$1,236,720
Interest-bearing	2,506,064	1,997,510	2,384,135	2,024,070

Total Deposits	3,881,118	3,245,623	3,742,867	3,260,790

Other borrowings	1,723,364	2,530,603	1,965,178	2,434,881
Junior Subordinated Debentures	115,055	115,055	115,055	115,055
Other liabilities	85,547	90,148	71,677	74,946

Total Liabilities	5,805,084	5,981,429	5,894,777	5,885,672
Stockholders’ equity:
Stockholders’ equity	601,788	442,203	598,373	437,233
Accumulated other comprehensive income (loss), net of tax	34,890	22,459	31,862	13,397

	636,678	464,662	630,235	450,630

TOTAL	$6,441,762	$6,446,091	$6,525,012	$6,336,302

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)
dollar amounts in thousands, except per share

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Interest Income:
Loans and leases, including fees	$49,771	$52,211	$99,296	$106,257
Investment securities:
Taxable	19,134	22,430	41,570	43,306
Tax-advantaged	6,815	7,111	13,811	14,299

Total investment income	25,949	29,541	55,381	57,605
Dividends from FHLB Stock	—	1,205	—	2,299
Federal funds sold & Interest-bearing CDs with other institutions	55	12	59	27

Total interest income	75,775	82,969	154,736	166,188
Interest Expense:
Deposits	6,439	8,537	13,029	20,816
Borrowings and junior subordinated debentures	15,241	25,949	32,321	52,760

Total interest expense	21,680	34,486	45,350	73,576

Net interest income before provision for credit losses	54,095	48,483	109,386	92,612
Provision for credit losses	20,000	3,000	42,000	4,700

Net interest income after provision for credit losses	34,095	45,483	67,386	87,912
Other Operating Income:
Service charges on deposit accounts	3,643	3,807	7,360	7,552
Trust and investment services	1,604	1,975	3,265	3,888
Gain on sale of investment securities	12,619	—	21,548	—
Other	1,843	2,920	3,893	5,403

Total other operating income	19,709	8,702	36,066	16,843
Other operating expenses:
Salaries and employee benefits	15,376	15,501	31,196	31,044
Occupancy	2,686	3,080	5,538	5,951
Equipment	1,735	2,019	3,332	3,668
Professional services	1,658	1,874	3,352	3,415
Amortization of intangible assets	734	898	1,523	1,796
Provision for unfunded commitments	450	1,000	1,350	1,250
OREO Expense	143	—	1,174	—
Other	10,197	6,006	16,911	11,653

Total other operating expenses	32,979	30,378	64,376	58,777

Earnings before income taxes	20,825	23,807	39,076	45,978
Income taxes	4,964	6,655	10,048	12,642

Net earnings	$15,861	$17,152	$29,028	$33,336

Basic earnings per common share	$0.17	$0.21	$0.30	$0.40

Diluted earnings per common share	$0.17	$0.21	$0.30	$0.40

Cash dividends per common share	$0.085	$0.085	$0.170	$0.170

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Interest income — (Tax-Effected) (te)	$78,559	$85,856	$160,367	$171,988
Interest Expense	21,680	34,486	45,350	73,576

Net Interest income — (te)	$56,879	$51,370	$115,017	$98,412

Return on average assets	0.99%	1.07%	0.90%	1.06%
Return on average equity	9.99%	14.85%	9.29%	14.88%
Efficiency ratio	61.29%	56.06%	62.23%	56.11%
Net interest margin (te)	3.76%	3.43%	3.75%	3.34%

Weighted average shares outstanding
Basic	83,222,011	83,105,378	83,198,635	83,128,353
Diluted	83,290,941	83,478,290	83,299,071	83,456,005
Dividends declared	$7,079	$7,058	$14,162	$14,151
Dividend payout ratio	44.63%	41.15%	48.79%	42.45%

Number of shares outstanding—EOP	83,326,511	83,221,358
Book value per share	$6.01	$5.22

	June 30,
	2009	2008
Non-performing Assets (dollar amount in thousands):
Non-accrual loans	$51,265	$12,337
Loans past due 90 days or more and still accruing interest	—	—
Other real estate owned (OREO), net	4,035	1,137

Total non-performing assets	$55,300	$13,474

Percentage of non-performing assets to total loans outstanding and OREO	1.52%	0.38%

Percentage of non-performing assets to total assets	0.86%	0.21%

Allowance for loan losses to non-performing assets	135.18%	276.90%

Net Charge-off to Average loans	0.58%	0.01%

Allowance for Credit Losses:
Beginning Balance	$53,960	$33,049
Total Loans Charged-Off	(21,850)	(685)
Total Loans Recovered	645	246

Net Loans Charged-off	(21,205)	(439)
Provision Charged to Operating Expense	42,000	4,700

Allowance for Credit Losses at End of period	$74,755	$37,310

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands, except per share data)
(unaudited)
Quarterly Common Stock Price

	2009		2008		2007
Quarter End	High	Low	High	Low	High	Low
March 31,	$11.62	$5.62	$11.20	$8.45	$13.38	$11.42
June 30,	$7.72	$5.75	$12.10	$9.44	$12.40	$10.63
September 30,			$15.01	$7.65	$12.71	$9.51
December 31,			$13.89	$9.29	$11.97	$9.98
Quarterly Consolidated Statements of Earnings

	2Q	1Q	4Q	3Q	2Q
	2009	2009	2008	2008	2008
Interest income
Loans, including fees	$49,771	$49,526	$53,416	$52,954	$52,211
Investment securities and federal funds sold	26,004	29,436	29,407	30,553	30,758

	75,775	78,962	82,823	83,507	82,969

Interest expense
Deposits	6,439	6,590	7,569	7,417	8,537
Other borrowings	15,241	17,080	23,200	27,078	25,949

	21,680	23,670	30,769	34,495	34,486

Net interest income before provision for credit losses	54,095	55,292	52,054	49,012	48,483
Provision for credit losses	20,000	22,000	17,900	4,000	3,000

Net interest income after provision for credit losses	34,095	33,292	34,154	45,012	45,483

Non-interest income	19,709	16,357	9,242	8,373	8,702
Non-interest expenses	32,979	31,397	27,954	29,057	30,378

Earnings before income taxes	20,825	18,252	15,442	24,328	23,807
Income taxes	4,964	5,084	3,165	6,868	6,655

Net earnings	$15,861	$13,168	$12,277	$17,460	$17,152

Basic earning per common share	$0.17	$0.13	$0.14	$0.21	$0.21
Diluted earnings per common share	$0.17	$0.13	$0.14	$0.21	$0.21

Cash dividends per common share	$0.085	$0.085	$0.085	$0.085	$0.085

Dividends Declared	$7,079	$7,083	$7,078	$7,088	$7,058

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)
Distribution of Loan Portfolio

	6/30/2009	3/31/2009	12/31/2008	9/30/2008	6/30/2008
Commercial and Industrial	$372,162	$355,591	$370,829	$356,973	$424,515
Real Estate:
Construction	303,629	333,234	351,543	359,859	333,303
Commercial Real Estate	1,964,258	1,965,531	1,945,706	1,932,778	1,851,123
SFR Mortgage	306,225	328,145	333,931	341,389	351,120
Consumer	67,947	69,708	66,255	61,710	57,380
Municipal lease finance receivables	165,527	169,230	172,973	173,600	163,459
Auto and equipment leases	37,242	41,708	45,465	47,753	53,121
Dairy and Livestock	405,427	404,090	459,329	331,333	293,133

Gross Loans	3,622,417	3,667,237	3,746,031	3,605,395	3,527,154
Less:
Deferred net loan fees	(7,661)	(8,378)	(9,193)	(10,058)	(10,911)
Allowance for credit losses	(74,755)	(65,755)	(53,960)	(40,058)	(37,310)

Net Loans	$3,540,001	$3,593,104	$3,682,878	$3,555,279	$3,478,933

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)
Non-Performing Assets & Delinquency Trends

	June 30,	March 31,	December 31,	September 30,	June 30,
	2009	2009	2008	2008	2008
Non-Performing Loans
Residential Construction and Land	$17,348	$20,943	$7,524	$8,020	$9,802
Commercial Construction	21,270	22,102	—	—	—
Residential Mortgage	4,632	2,203	3,116	2,062	1,672
Commercial Real Estate	7,041	1,661	4,658	4,995	337
Commercial and Industrial	859	792	2,074	1,248	214
Consumer	115	336	312	312	312

Total	$51,265	$48,037	$17,684	$16,637	$12,337

% of Total Loans	1.42%	1.31%	0.47%	0.46%	0.35%

Past Due 30+ Days
Residential Construction and Land	$—	$—	$—	$—	$—
Commercial Construction	—	—	—	2,500	—
Residential Mortgage	2,069	3,814	1,931	481	483
Commercial Real Estate	1,074	8,341	2,402	19	255
Commercial and Industrial	590	1,720	592	1,852	228
Dairy & Livestock	3,551	—	—	—	—
Consumer	8	62	231	55	—

Total	$7,292	$13,937	$5,156	$4,907	$966

% of Total Loans	0.20%	0.38%	0.14%	0.14%	0.03%

OREO
Residential Construction and Land	$1,789	$2,416	$6,158	$1,612	$1,137
Commercial Real Estate	1,187	4,612	87	—	—
Commercial and Industrial	893	893	—	—	—
Residential Mortgage	—	745	320	315	—
Consumer	166	—	—	—	—

Total	$4,035	$8,666	$6,565	$1,927	$1,137

Total Non-Performing, Past Due & OREO	$62,592	$70,640	$29,405	$23,471	$14,440

% of Total Loans	1.73%	1.93%	0.78%	0.65%	0.41%

Total Loans	3,622,417	3,667,237	3,746,031	3,605,395	3,527,154

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)

	June 30, 2009
	Total Loans
Total Loans by County	(amounts in thousands)
Los Angeles	$1,186,400	32.8%
Inland Empire	798,695	22.0%
Central Valley	643,524	17.8%
Orange	518,187	14.3%
Other Areas	475,611	13.1%

	$3,622,417	100.0%

Financial Measures That Supplement GAAP
Our discussions sometimes contain financial information not required to be presented by generally accepted accounting principles (GAAP). We do this to better inform readers of our financial statements. The SEC requires us to present a reconciliation of GAAP.
The following table reconciles the differences in net earnings excluding the provision for credit losses, the gain on sale of securities, and the one-time FDIC Special Assessment in conformity with GAAP.
Net Earnings Reconciliation (non-GAAP disclosure):

	June 30, 2009
	Three months	Six months
	ended	ended
	(Amounts in thousands)
Net earnings excluding the provision for credit losses, the gain on sale of securities, and the one-time FDIC Special Assessment	$21,882	$42,630
Provision for Credit Losses	(20,000)	(42,000)
Gain on Sale of Securities	12,619	21,548
One-time FDIC Special Assessment	(3,000)	(3,000)
Tax Effect	4,360	9,850

GAAP Net Earnings	$15,861	$29,028

We have presented net earnings excluding the provision for credit losses, the gain on sale of securities, and the one-time FDIC Special Assessment to show shareholders the earnings from operations was uneffected by the impact of these items. We believe this presentation allows the reader to more easily assess the results of the Company’s operations and business.

Ratios Reconciliation (non-GAAP disclosure):
     The following table reconciles the differences in ratios excluding the provision for credit losses, the gain on sale of securities, and the one-time FDIC Special Assessment in conformity with GAAP.

	Ratios Reconciliation			Ratios Reconciliation
	For the Three Months			For the Six Months
	Ended June 30,			Ended June 30,
	2009			2009
				Excluding	Provision for
	Excluding	Provision for		provision for	credit losses,
	provision for credit	credit losses,		credit losses, gain	gain on sale
	losses, gain on	gain on sale of		on sale of	of securities,
	sale of securities,	securities, and		securities, and	and FDIC
	and FDIC special	FDIC special	GAAP Net	FDIC special	special	GAAP Net
	assessment	assessment	Earnings	assessment	assessment	Earnings
	(amounts in thousands)			(amounts in thousands)
Other Operating Expense	$29,979	$3,000	$32,979	$61,376	$3,000	$64,376

Net Revenues	$61,185	$(7,381)	$53,804	$123,904	$(20,452)	$103,452

Net Earnings	$21,882	$(6,021)	$15,861	$42,630	$(13,602)	$29,028

Return on Beginning Equity	14.01%		10.16%	13.98%		9.52%
Return on Average Equity	13.79%		9.99%	13.64%		9.29%
Return on Average Assets	1.36%		0.99%	1.32%		0.90%
Efficiency Ratio	49.00%		61.29%	49.54%		62.23%
We have presented ratios excluding the provision for credit losses, the gain on sale of securities, and the one-time FDIC Special Assessment to show shareholders the earnings from operations was unaffected by the impact of these items. We believe this presentation allows the reader to more easily assess the results of the Company’s operations and business.